UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 12, 2011
FIRST POTOMAC REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-31824	37-1470730

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814
(Address of principal executive offices)
(301) 986-9200

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Underwriting Agreement
          On January 12, 2011, First Potomac Realty Trust (the “Company”) and First Potomac Realty Investment Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer and sell 4,000,000 of its 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares, par value $0.001 per share (the “Preferred Shares”). Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 600,000 Preferred Shares to cover overallotments.
          The Company estimates that the net proceeds from this offering will be approximately $96.6 million, or approximately $111.1 million if the Underwriters’ over-allotment option is exercised in full. The Company intends to contribute the net proceeds from this offering to the Operating Partnership in exchange for additional Operating Partnership units, and the Operating Partnership intends to use the net proceeds from this offering to repay a portion of the balance outstanding under its unsecured revolving credit facility (the “Credit Facility”), to fund the acquisition of properties, and for working capital and general corporate purposes. The Company currently expects that the offering of the Preferred Shares will close on or about January 18, 2011.
          The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The closing of the offering is subject to customary closing conditions pursuant to the terms of the Underwriting Agreement. A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.
          The Underwriters have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc., which are Underwriters in the offering, are lenders under the Credit Facility and may therefore receive a portion of the net proceeds from the offering through the partial repayment of indebtedness under the Credit Facility. Affiliates of Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc. also act as agents in connection with the Credit Facility and have received and will continue to receive customary compensation in connection with the Credit Facility.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description

1.1	Underwriting Agreement, dated January 12, 2011, by and among the Company, the Operating Partnership and Wells Fargo Securities, LLC, as representative of the several Underwriters named on Schedule A

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Preferred Shares

8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
Date: January 14, 2011	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Underwriting Agreement, dated January 12, 2011, by and among the Company, the Operating Partnership and Wells Fargo Securities, LLC, as representative of the several Underwriters named on Schedule A

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Preferred Shares

8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)